Exhibit 16.1

[Wolf & Company, P.C. letterhead]

August 10, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Ladies and Gentlemen:

We have read the disclosure set forth in paragraph (a) of Item 4.01 of the Current Report on Form 8-K of InVivo Therapeutics Holdings Corp. dated August 10, 2015 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm. We have not been requested to, nor are we providing any representations related to the other disclosures included in the Current Report.

Sincerely,

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts